Exhibit 5.1

June 14, 2016	79612.00004

Capricor Therapeutics, Inc.

8840 Wilshire Blvd.

2nd Floor

Beverly Hills, CA 90211

Re:	Capricor Therapeutics, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Capricor Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the resale from time to time by the selling stockholders of the Company, as detailed in the Registration Statement (the “Selling Stockholders”), of up to 846,073 shares of common stock, par value $0.001 per share, of the Company (the “Warrant Shares”) issuable upon the exercise of warrants (the “Warrants”) issued by the Company to the Selling Stockholders on March 16, 2016 pursuant to that certain Subscription Agreement, dated as of March 14, 2016, by and between the Company and the Selling Stockholders (the “Subscription Agreement”).

As such counsel and for purposes of our opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and other instruments of the Company and corporate records furnished to us by the Company, and have reviewed certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including, without limitation:

(i)	the Registration Statement;

(ii)	the Certificate of Incorporation of the Company, including the Certificate of Amendment of Certificate of Incorporation and all other amendments and corrections thereto, as certified as of June 14, 2016 by the Office of the Secretary of State of the State of Delaware;

(iii)	the Bylaws of the Company as presently in effect, as certified by an officer of the Company as of June 14, 2016;

(iv)	the Warrants;

(v)	the Subscription Agreement;

(vi)	a certificate, dated as of June 14, 2016, from the Office of the Secretary of State of the State of Delaware as to the existence and good standing of the Company in the State of Delaware (the “Delaware Good Standing Certificate”); and

Capricor Therapeutics, Inc.

June 14, 2016

(vii)	a certificate, dated as of June 13, 2016, from the Office of the Secretary of State of the State of California as to the existence and good standing of the Company in the State of California, and a bring-down of such good standing dated as of June 14, 2016 (collectively, the “California Good Standing Certificate” and, together with the Delaware Good Standing Certificate, the “Good Standing Certificates”).

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth in this opinion letter.

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iii) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to originals thereof, and that such originals are authentic and complete; (iv) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing except as has been disclosed to us in writing; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct; (viii) that there has not been any change in the good standing status of the Company from that reported in the Good Standing Certificates; and (ix) that each of the officers and directors of the Company has properly exercised his or her fiduciary duties. As to all questions of fact material to this opinion letter and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation or verification) upon representations and certificates or comparable documents of officers and representatives of the Company. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain legal matters and issues without the assistance of independent counsel.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the General Corporation Law of the State of Delaware as in effect on the date of this opinion letter.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

Capricor Therapeutics, Inc.

June 14, 2016

This opinion letter is rendered solely in connection with the registration of the Warrant Shares for resale by the Selling Stockholders under the Registration Statement. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change in the circumstances or the law that may bear on the matters set forth herein after the effectiveness of the Registration Statement, even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP